Exhibit 99.3

METROPOLITAN LIFE INSURANCE COMPANY

Mortgage Loan Application

Borrower applies for, and agrees to accept from Metropolitan Life Insurance Company (“MetLife”) the mortgage loan described below (“Loan”), on the terms and conditions set forth below and in the Closing Conditions which have been delivered to Borrower.

TERMS

Application Number:	Loan Amount: An amount determined pursuant to the terms of Additional Application Provision 33, but not to exceed $97,500,000.	Annual Interest Rate: 100 Basis Points above LIBOR as Determined below	Expiration Date: 90 days after the Delivery Date
Application Fee: $365,625 (0.375%)	Processing Fee: $None	Deposit: $150,000
Borrower represents that it will be:
New Aventine, L.L.C., a Delaware limited liability company whose indirect members are SHC Aventine II, L.L.C., a Delaware limited liability company (51%) and DND Hotel JV Pte Ltd. (49%) (with 0.01% to be transferred to approximately 100 shareholders in order to comply with REIT rules in January 2008)
Address:
77 West Wacker Drive, Suite 4600, Chicago, IL  60601
Taxpayer ID Number: _____________________

Determination of Annual Interest Rate: The Annual Interest Rate shall be the sum of (i) 1.00% plus (ii) the one-month “LIBOR Rate” (as hereinafter defined) as of approximately 11:00 am London time on the second Business Day prior to the Closing.  MetLife shall notify the Borrower of such initial Annual Interest Rate on or before the Closing, which initial Annual Interest Rate shall be effective as of the Closing.  The Annual Interest Rate will be reset by MetLife, effective the first day of the second month following the month during which the Closing occurs, and effective the first day of the first month of each successive one-month period thereafter during the term of the Loan (the “Rate Reset Dates”).  The Annual Interest Rate will be reset as aforesaid to the rate equal to the sum of (i) 1.00%) plus the one-month LIBOR Rate as of approximately 11:00 am London time on the second Business Day prior to each of the Rate Reset Dates.  “Delivery Date” means the date upon which MetLife receives this Application executed by Borrower in a form satisfactory to MetLife together with the Processing Fee and the Deposit.  A “Business Day” is a day that both (x) commercial banks in London are open for international business (including dealings in U.S. dollar deposits) and (y) MetLife is open for business in New York City.  The term “LIBOR Rate” as used herein shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits).  If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”.

Repayment Terms:  Borrower shall pay interest only in advance on the date of Closing and shall then pay interest-only in arrears, on the first day of the second month following the Closing and thereafter Borrower shall make payments of interest only on the first day of each month following the Closing.  The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the first day of the 61st month following the Closing (the “Maturity Date”). Interest shall be calculated on a daily basis of the actual number of days elapsed over a 360-day year.

Prepayment Privilege:  The Loan may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows.  Commencing on the first day following the Closing, Borrower may prepay the entire outstanding principal balance of the Loan, accrued interest and all other sums due and payable under the Loan Documents (the “Indebtedness”) with a Prepayment Fee, on 10 days’ prior written notice to MetLife.

Liable Party: SHC Aventine II, L.L.C., a Delaware limited liability company. At all times during the term of the Loan, Strategic Hotel Funding, L.L.C. and DND Hotel JV Pte Ltd. will own at least 99% of the equity of the Liable Party and Control the Liable Party.  During the term of the Loan, the Liable Party must maintain a net worth of not less than $50,000,000.
Addresses of Liable Party: 77 West Wacker Drive, Suite 4600, Chicago, IL  60601

Improvements:
Comprised of the Hyatt Regency at Aventine Hotel, a 419 room, full service lodging facility located at 3777 La Jolla Village Drive, La Jolla, San Diego County, California  92122 and The Sporting Club at Aventine, a three story, 32,500 square foot sports facility and spa located at 8930 University Center Lane, La Jolla, San Diego County, California 92122.  In addition, the collateral will include the unencumbered marketable, leasehold interest in the restaurant property known as Café Japengo located at 8960 University Center Lane, San Diego, California 92122.

Size, Location and Address of Real Property:
Approximately 4.75 acres of land located at 3777 La Jolla Village Drive and 8930 University Center Lane, La Jolla, San Diego County, California  92122.

Insurance:
As long as New Aventine, L.L.C. is the Borrower and SHC Aventine II, L.L.C., is the Liable Party under the Loan, insurance coverage provided under policies of insurance with the types and amounts of coverage set forth in the attached Exhibit D submitted to MetLife and to be Approved by MetLife at Closing (collectively, the “Initial Insurance Policy”) and any renewal or extension of the Initial Insurance Policy with the same types and amounts of coverage shall be deemed to comply with the requirements for insurance herein and in Transaction Documents.

SEE EXHIBIT D DETAILING INSURANCE REQUIREMENTS
Full Replacement Cost:  $ TBD                      including $ TBD                         for Personal Property.
Boiler and Machinery:  $TBD                                     .
Business Income:  $TBD                                             .
Commercial General Liability:  $ 50,000,000.00
Exhibit D attached hereto provides more details of the insurance requirements.

Mortgagee Designation: Metropolitan Life Insurance Company, its affiliates and/or successors and assigns 10 Park Avenue Morristown, New Jersey 07962 Attention: Insurance Manager
Broker or Loan Originator (individually or collectively, “Broker”): None	Additional Application Provisions: Nos. 21 through 35.

PROVISIONS

1.           Closing. If the Application Provisions, Additional Application Provisions and Closing Conditions (attached hereto as Exhibit A) have been fulfilled (the “Fulfillment Date”), the disbursement of the Loan and recording of the Mortgage in the official records of the county in which the Property is located (such recording shall constitute the “Closing” and the date on which such recording occurs shall constitute the “Closing Date”) shall occur no earlier than the date that is two (2) Business Days following the Fulfillment Date, unless another subsequent date for Closing is mutually agreed upon by MetLife and Borrower, such other date to occur on or before the Expiration Date. In no event shall MetLife be required to close the Loan after the Expiration Date unless MetLife, in its discretion, elects to extend the date of Closing by written notice to Borrower.

2.           Property.  The term “Property” shall mean the Real Property, the Personal Property and the Intangible Property collectively.  “Real Property” shall mean the land which is described in the Terms (although the actual description of the land will be set forth in the Mortgage) and the Improvements described on page 1, including the leasehold interest under the Café Japengo Lease (defined below), and all other improvements located on the land, and all fixtures, together with all easements and appurtenances.  “Personal Property” shall mean the appliances, equipment, machinery, furnishings, furniture and other personal property (including intellectual property) at any time located on or used in connection with the Real Property, other than trade fixtures and other personal property of tenants, including any replacements or additions to such personal property.  “Intangible Property” shall mean Borrower’s interest in all leases, policies of insurance, licenses, franchises, permits, goodwill, trade names, service contracts and other agreements and rights relating to the Real Property.

3.           Documentation and Approvals by MetLife.  Borrower shall execute a note which evidences the Indebtedness (the “Note”), a mortgage, deed to secure debt, or deed of trust to secure the Note (the “Mortgage”), an assignment of leases (the “Assignment”), an environmental unsecured indemnity agreement (the “Indemnity Agreement”) and such other documents as MetLife deems appropriate for the Loan.  In addition, at the election of MetLife, the Liable Party shall execute a guaranty to guaranty the obligations of Borrower with respect to (a) the recourse provisions of the Loan which are set forth in Provision 4(f) of this Application and (b) the Indemnity Agreement (the “Guaranty”).  The Note, Mortgage, Assignment, and such other documentation as MetLife may require in connection with the Loan are collectively referred to as “Loan Documents”.  The Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.  The Loan Documents, the Indemnity Agreement and the Guaranty (collectively, the “Transaction Documents”) shall be in a form Approved by MetLife.  Whenever reference is made in this Application or in the Closing Conditions to “MetLife’s Approval” or “Approved by MetLife”, unless otherwise specified, each term means accepted or approved in the commercially reasonable discretion of MetLife as evidenced in writing by an officer of MetLife.

4.           Specific Provisions in Loan Documents.  In addition to any other provisions that MetLife may require, the Note and/or Mortgage shall provide for the following:

a.           Late Charge and Default Interest.  Payment by Borrower of a late charge of 3% of any amount which is not received within 7 days of the due date of such payment and default interest upon a default at the lesser of an annual rate equal to 400 basis points plus the Annual Interest Rate, or the highest interest rate permitted under applicable law.

b.           Default Prepayment Fee and Prepayment Fee.  Borrower will not have any right to prepay the Note, in whole or in part, except as may be expressly provided in the Loan Documents.  If a prepayment of all or any part of the Note is made following an acceleration of the Maturity Date, or in connection with a purchase of the Property at a foreclosure sale, then to compensate MetLife for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee.  The “Default Prepayment Fee” shall be equal to the greater of (a) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate, compounded semi-annually, or (b) one percent (1%) of the amount of the principal being prepaid.  A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Loan multiplied by 1.00%, divided by 360, multiplied by 365 and divided by 12.  The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is 5 Business Days prior to the date on which prepayment is being made.  If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity.  If the Treasury Rate is no longer published, MetLife shall select a comparable rate.  MetLife will, upon request, provide an estimate of the amount of the Prepayment Fee two weeks before the date of the scheduled prepayment for purposes of this provision 4(b).  The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the Loan to and including the Maturity Date.

The “Prepayment Fee” shall be equal to one-hundred basis points of the principal being prepaid (1.00%) during months 1-12; then fifty basis points of the principal being prepaid (0.50%) during months 13-24, then par thereafter.

c.           Deposits for Impositions and Insurance Premiums.  Borrower will make monthly deposits of all real estate and other taxes, assessments (collectively, “Impositions”) and insurance premiums in an amount equal to one-twelfth (1/12) of the annual charges for these items as reasonably estimated by MetLife until such time as Borrower has deposited an amount equal to the annual charges for these items.  Borrower shall pay Impositions and insurance premiums thirty (30) days’ prior to their due date unless Borrower has paid deposits for such amounts to MetLife.  The deposits shall be held by MetLife in an interesting bearing account, such interest to be credited to Borrower, and MetLife may commingle the deposits with other funds of MetLife.

d.           Transfers.  Except as provided in Provision 21, Borrower may not cause or permit:  (i) any part of the Property or any interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of, or (ii) any change in the individual(s) comprising, or in the partners, or stockholders, or members or beneficiaries of, Borrower from those represented to MetLife on the date of this Application, or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the general partners of Borrower, including, without limitation, any conversion of the Borrower or any general partner of Borrower from a general partnership to a limited partnership, a limited liability partnership or a limited liability company (collectively, “Transfers”), any such Transfers shall be an Event of Default under the Loan Documents.  However, these prohibitions will not apply to (x) transfers of ownership as a result of the death, or in connection with estate planning, of a natural person to a spouse, son or daughter or descendant of either, or to a stepson or stepdaughter or descendant of either, or (y) subject to the applicable provisions of Paragraph 5 below, any leasing or subletting of the Leased Improvements (as defined in the Operating Lease) in accordance with the terms and conditions of that Operating Lease dated August 31, 2007, between Borrower and New DTRS La Jolla, L.L.C., a Delaware limited liability company, (the “Operating Lessee”) as hereafter amended or supplemented (the “Operating Lease”).

e.           Secondary Financing.  Except as provided in Provisions 21, 37 and 38 or elsewhere herein, it will be an event of default under the Loan Documents if there is (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property, or (ii) any pledge or encumbrance of a partnership, member, shareholder or other beneficial interest in Borrower (individually or collectively, “Secondary Financing”).

f.           Exculpation of Borrower.

(1)           Except as expressly set forth in the balance of this Provision f or in the Indemnity Agreement or Guaranty, anything contained herein, in the Note or in any other Loan Documents to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other obligation hereunder or under the Transaction Documents against (i) any affiliate, parent company, trustee or advisor of Borrower, Operating Lessee, Liable Party, or owner of a direct or indirect beneficial or equitable interest in Borrower, Operating Lessee or Liable Party, any member in Borrower or Operating Lessee, or any partner, shareholder or member therein (other than against Liable Party pursuant to the Guaranty or Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower, Operating Lessee or Liable Party shall have been transferred; (iv) any purchaser of any asset of Borrower or Operating Lessee; or (v) any other Person (except Borrower and Liable Party pursuant to the Guaranty), for any deficiency or other sum owing with respect to the Note.  It is understood that the Note (except as set forth in the balance of this Provision f and in the Indemnity Agreement or Guaranty) may not be enforced against any person described in clauses (i) through (v) above (other than against Liable Party pursuant to the Indemnity Agreement or Guaranty as set forth in clauses (i) and (v) above) unless such person is independently liable for the obligations under the Loan Documents, the Indemnity Agreement, the Guaranty or other document relating to the Loan, and MetLife agrees not to sue or bring any legal action or proceeding against any such person in such respect.  However, nothing contained in this subparagraph f or in the Transaction Documents shall:

(A)           prevent recourse to the Borrower or, if and to the extent applicable, the Liable Party or the assets of Borrower, or, if and to the extent applicable, the assets of the Liable Party, or enforcement of the Mortgage or other instrument or document by which Borrower is bound pursuant to the Transaction Documents;

(B)           limit MetLife’s rights to institute or prosecute a legal action or proceeding or otherwise make a claim against Borrower and/or the Liable Party for damages and losses to the extent arising directly or indirectly from any of the following or against the person or persons committing any of the following:

(i)            fraud or intentional misrepresentation by Borrower, Operating Lessee and/or the Liable Party,
(ii)           the misappropriation by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee of any proceeds (including, without limitation, any Rents, security deposits, tenant letters of credit, insurance proceeds and condemnation proceeds), including (x) the failure to pay any such amounts to MetLife as and to the extent required under the Transaction Documents, (y) the collection of Rents for a period of more than 30 days in advance, and (z) such amounts received after an Event of Default and not applied to the Loan or in accordance with the Transaction Documents to operating and maintenance expenses of the Property,
(iii)           the breach of any representation, warranty, covenant or indemnification provision in the Indemnity Agreement or in the Mortgage with respect to Hazardous Materials,
(iv)           physical damage to the Property from intentional waste committed by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee,
(v)           any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against MetLife, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by MetLife relative to the Property, or in any claim or action by MetLife relative to the assignment of Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof, which is found by a court of competent jurisdiction to have been raised by Borrower or Operating Lessee in bad faith or to be without basis in fact or law,

(C)           limit MetLife’s rights to recover damages to the extent arising from Borrower’s or Operating Lessee’s failure to comply with the provisions of the Mortgage pertaining to ERISA,

(D)           limit MetLife’s rights to recover all amounts due and payable pursuant to Sections _____ and ______ of the Mortgage [the provisions of the Mortgage which refer to out of pocket expenses incurred by MetLife] and any amount expended by MetLife in connection with the foreclosure of the Mortgage,

(E)           limit MetLife’s rights to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance;

(F)           limit MetLife’s rights to recover any damages, costs, expenses or liabilities, including attorneys' fees, incurred by MetLife and arising from any breach or enforcement of any "environmental provision" (as defined in California Code of Civil Procedure Section 736, as such Section may be amended from time to time) relating to the Property or any portion thereof; and/or (xi) in accordance with California Code of Civil Procedure Section 726.5, as such Section may be amended from time to time, limit the right of MetLife to waive the security of the Mortgage as to any parcel of Real Property that is "environmentally impaired" or is an "affected parcel" (as such terms are defined in such Section), and as to any Personal Property attached to such parcel, and thereafter to exercise against Borrower, to the extent permitted by such Section 726.5, the rights and remedies of an unsecured creditor, including reduction of MetLife's claim against

Borrower to judgment, and any other rights and remedies permitted by law.  If MetLife exercises the rights and remedies of an unsecured creditor in accordance with clause (xi) above, Borrower promises to pay to MetLife, on demand by MetLife following such exercise, all amounts owed to MetLife under any Loan Document, and Borrower agrees that it and the Liable Parties, if any, will be personally liable for the payment of all such sums.

 (2)           Notwithstanding the foregoing, this limitation of liability shall not apply and the Loan will be a fully recourse Loan to Borrower and to Liable Party:

(A)           in the event of any Transfer of the Property in violation of this Loan Application or in the event Borrower or Operating Lessee enters into any indebtedness for borrowed money which is secured by a lien, security interest or other encumbrance of any part of the Property, other than the Loan and any related obligations to MetLife or except either allowed by this Loan Application or Approved by MetLife;

(B)           if (i) Borrower, Operating Lessee or Liable Party commences a voluntary bankruptcy or insolvency proceeding under the Bankruptcy Code which is not dismissed within 90 days of filing, or (ii) an involuntary case is commenced against Borrower, Operating Lessee or Liable Party under the Bankruptcy Code which is not dismissed within 90 days of filing, or (iii) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities, or (iv) a petition for relief is filed with respect to Borrower or Operating Lessee or Liable Party under the Bankruptcy Code through the actions of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities which is not dismissed within 90 days of filing.  Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by MetLife to obtain relief from the automatic stay and to obtain adequate protection for MetLife; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of MetLife's rights under the Loan documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with MetLife's consent, which may be withheld in MetLife's sole discretion.  As used herein, a "Related Person" shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to a ct in accordance with the request of any of the foregoing.

(3)           Notwithstanding the foregoing, MetLife agrees that its sole recourse against any Operating Lessee for such Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by such Operating Lessee and pledged to MetLife pursuant to the terms of the Transaction Documents; provided however, the foregoing shall not limit MetLife’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

(4)           At the election of MetLife, the Liable Party shall, by entering into the Guaranty, guaranty the obligations under this Provision 4(f).

g.           Transfer of Loan.  The Loan Documents shall provide that MetLife may, at any time, sell, transfer or assign the Loan, the Loan Documents, the Indemnity Agreement and the Guaranty, and its servicing rights with respect to the Loan (except in connection with the a Securitization, in which event MetLife shall retain its servicing rights), grant participations in the Loan, or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan (the “Securities”) in a rated or unrated public offering or private placement (such issuance of Securities is referred to herein as a “Securitization”, which together with each of the foregoing actions is referred to herein as a “Loan Transfer”); provided that Borrower and Operating Lessee will not in any event be required to incur, suffer or accept (except to a de minimis extent) (i) any lesser rights or greater obligations than as currently set forth in the Loan Documents and (ii) any expense or any liability in connection with such Loan Transfer.  MetLife shall use commercially reasonable efforts to provide Borrower 30 days advance notice of any Securitization (a "Securitization Notice").  MetLife may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”), or any “Rating Agency” rating or assigning value to such Securities, or prospective Investor all documents and information MetLife has with respect to the Loan.  Borrower and the Liable Party, if any, shall furnish and consent to MetLife furnishing this information pertaining to the Loan, the Property, the Leases and the financial condition of Borrower, the Liable Party, and the Property as MetLife, the Investor or Rating Agency may request.  Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably required by MetLife.  “Rating Agency” shall mean any credit rating agency which rates or assigns values to Securities.

h.           Reports.  Borrower shall deliver to MetLife in a form satisfactory to MetLife (in addition to other financial reports related to the Property which may be required) (i) an annual statement of all income of the Property and all Property expenses, and a then current rent roll, each in electronic form, (ii) quarterly operating statements for the Property and (iii) an annual operating budget for the Property for the upcoming one (1) year period at least fifteen (15) days prior to the beginning of each calendar year.

5.           Leases.

a.           Form of Lease.  All existing leases and leases entered into after the Closing (the “Leases”) and the Operating Lease shall be assigned to MetLife as security for the Loan.  All Leases (which is exclusive of the Operating Lease) shall be on a standard form of lease which shall be subject to MetLife’s Approval.  Leases entered into after the Closing which are not on the standard form or which do not comply with the Leasing Guidelines (as defined below) must be Approved by MetLife.  Any modifications or amendments to the Operating Lease must be Approved by MetLife;  provided however, that Borrower and Operating Lessee may without MetLife’s Approval agree to non-material modifications or amendments to the Operating Lease which do not materially alter the obligations of Borrower as Operating Lessor, grant Operating Lessee any rights or powers with respect to the Property that are inconsistent with the rights and obligations of Borrower under the Loan Documents, or grant or confer upon any third party any of the rights, benefits or obligations under the Operating Lease, including without limitation any right to receive any of the income, revenue or profits of the Property.

           b.           Leasing Guidelines.  The Mortgage will contain “Leasing Guidelines” which will include (i) minimum and maximum lease terms, (ii) minimum annual rent payable per square foot for retail leases and (iii) a provision requiring that all payments of rent, additional rent or any other amounts due from a tenant to a landlord under a Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.  Except as otherwise Approved by MetLife, each net Lease shall contain provisions requiring the tenant to pay its proportionate share of operating expenses and taxes and all other Leases shall contain provisions requiring the tenant to pay, after the first year, its proportionate share of increases in taxes and operating expenses.  The Operating Lease shall not be subject to the Leasing Guidelines or the provisions of this subparagraph b, provided however that any leasing or subleasing of all or any part of the Leased Improvements as defined in the Operating Lease pursuant to the Operating Lease shall be subject to the Leasing Guidelines.

c.           Subordination.  All Leases and the Operating Lease shall be subordinate to the lien of the Mortgage and shall provide that MetLife may elect to make the Leases superior to the Mortgage and to require the tenant to attorn to MetLife.  At Borrower’s written request and expense, MetLife shall provide a non-disturbance agreement on its standard form to any tenant under a Lease approved by MetLife.  Any tenant to whom non-disturbance is granted shall execute MetLife’s standard form of non-disturbance agreement.

6.           Indemnity Agreement.  The Indemnity Agreement will indemnify and hold MetLife harmless from any losses, costs, damages or liabilities (including without limitation, reasonable attorneys’ fees and disbursements and/or reasonable environmental investigation costs and fees) to the extent arising directly or indirectly from the presence of hazardous materials on or under the Property, including costs incurred in enforcement proceedings.  The Indemnity Agreement shall survive repayment of the Loan or other termination of the Mortgage and is not a Loan Document.

At the election of MetLife, the Liable Party shall, by entering into the Guaranty, guaranty the obligations under this provision.

7.           ERISA Representations.  The Loan Documents shall contain a provision in substantially the following form, effective as of the date of the Closing:

Borrower hereby represents, warrants and agrees that (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101 and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

8.           Representations of Borrower.  Borrower represents that, and agrees to furnish MetLife on request evidence confirming that:  (i) no partner, member or stockholder of Borrower is an officer or director of MetLife or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (ii) neither Borrower nor any partner, member or stockholder of Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower is or will be held, directly or indirectly by:  (a) a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, and the amendments of such Code or Regulations as promulgated pursuant to such Code and the Borrower is not a “disregarded entity” within the meaning of such Code or Regulations; [in the event Borrower is a “disregarded entity” within the meaning of such Code or Regulations the Borrower shall cause its “beneficial owner” within the meaning of such Code or Regulations to represent that, and to furnish evidence confirming that, such “beneficial owner” is not a “foreign person”]; or (b) a person or entity that appears on a list of individuals and/or entities for which transactions are prohibited by the US Treasury Office of Foreign Assets Control or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such a person or entity would violate the US Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation provided, however, no such representation as to (a) or (b) above is made as to shareholders of the publicly traded securities of Strategic Hotels & Resorts or as to DND Hotel JV Pte Ltd.; (iii) the information and statements contained in this Application are true and correct in all material respects; and (iv) the parties that shall execute the Loan Documents on behalf of Borrower shall have the legal capacity and authority to execute the documents.  Borrower shall cause DND Hotel JV Pte Ltd. to provide a satisfactory representation to MetLife with respect to the matters described in this Section 8(ii)(a) and (b) above.

9.           Application Fee and Processing Fee.  A cashier’s or certified check in the amount of the Application Fee also accompanies this Application.  If MetLife accepts this Application, the Application Fee shall be retained by MetLife as its fee for the issuance of the Commitment.  If MetLife does not accept this Application, the Application Fee shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions.  A cashier’s or certified check in the amount of the Processing Fee accompanies this Application.  Borrower acknowledges that the Processing Fee has already been earned by MetLife and that no portion of this fee will be returned under any circumstances whatsoever.

10.           Deposit.  A cashier’s or certified check for the Deposit accompanies this Application.  The Deposit may also be in the form of a clean irrevocable sight draft letter of credit, issued by a bank and in a form Approved by MetLife.  The Deposit will be returned to Borrower on the date of the Closing, subject to MetLife’s right to keep the Deposit in the circumstances described below.  Borrower agrees that the acceptance of the Deposit does not constitute an acceptance of this Application by MetLife.  If MetLife does not accept this Application, the Deposit shall be returned to Borrower except for any out of pocket expenses incurred by MetLife in connection with this Application or the Closing Conditions which exceed the amount of the Application Fee.

METLIFE WILL BE ENTERING INTO CONTRACTS WITH OTHER PARTIES IN RELIANCE UPON BORROWER’S FULFILLMENT OF BORROWER’S OBLIGATIONS UNDER THIS APPLICATION, INCLUDING AGREEMENTS WITH RESPECT TO THE FIXING OF THE INTEREST RATE PRIOR TO THE FUNDING OF THE LOAN.  IF BORROWER ATTEMPTS TO REVOKE THIS APPLICATION PRIOR TO THE DATE OF ITS ACCEPTANCE BY METLIFE OR IF METLIFE ACCEPTS THIS APPLICATION, AND THE TERMS OF THIS APPLICATION AND THE CLOSING CONDITIONS ARE NOT COMPLETED OR SATISFIED BY THE EXPIRATION DATE AND METLIFE DOES NOT DISBURSE THE LOAN, METLIFE SHALL BE ENTITLED TO LIQUIDATED DAMAGES IN AN AMOUNT EQUAL TO THE AMOUNT OF THE DEPOSIT.  THESE LIQUIDATED DAMAGES ARE INTENDED TO COMPENSATE METLIFE FOR LOSSES SUSTAINED ON ITS OTHER CONTRACTS, TIME SPENT, LABOR AND SERVICES PERFORMED, LOSS OF INTEREST

AND ANY OTHER LOSS WHICH MIGHT BE INCURRED BY METLIFE IN CONNECTION WITH THIS TRANSACTION.  BOTH PARTIES AGREE THAT METLIFE’S DAMAGES AS A RESULT OF A DEFAULT ARE NOT FULLY CAPABLE OF BEING ASCERTAINED AT THIS TIME AND THE AMOUNT OF LIQUIDATED DAMAGES REPRESENTS BORROWER’S AND METLIFE’S BEST ESTIMATION AT THIS TIME OF THESE DAMAGES.  HOWEVER, NOTHING CONTAINED IN THIS PROVISION SHALL RELEASE BORROWER FROM OR LIMIT THE LIABILITY OF BORROWER FOR THE COSTS AND EXPENSES SET FORTH IN PROVISION 11 OF THIS APPLICATION.

11.           Expenses.  Borrower shall be responsible for payment of all fees, costs, and expenses incurred by MetLife and/or Borrower in connection with the Loan and the transactions contemplated by this Application, including without limitation all survey costs, costs of inspections and reports required in this Application or in the Closing Conditions, appraisal fees, brokerage commissions, title charges, title insurance premiums, recording charges, architect’s, engineer’s, environmental consultant’s and reasonable attorney’s fees and expenses, taxes and revenue stamps applicable to the Note and/or Mortgage, travel expenses of MetLife’s Architectural and Engineering Services employees and, a real estate tax service contract.  These expenses shall be paid by Borrower even if MetLife does not accept this Application or, if this Application is accepted and MetLife does not disburse the Loan, unless the failure to disburse constitutes a default by MetLife.  Borrower’s obligation for the expenses set forth in this provision is in addition to its obligation to pay the Application Fee, Processing Fee and Deposit.

12.           Broker.  Borrower represents that Broker is its broker in connection with this Application and agrees to pay the fees of Broker.  MetLife shall have no obligation for, and Borrower shall indemnify and hold MetLife harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by MetLife in connection with any claims for brokerage commissions or fees with respect to this Application or the Loan.  Borrower acknowledges that MetLife may be affiliated with, or may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against MetLife or defenses to Borrower’s obligations under this Application or under the Loan Documents because of any such relationship.

13.           Prohibitions on Assignment.  Borrower may not assign or otherwise transfer its rights under this Application whether voluntarily or by operation of law without MetLife’s Approval, which may be given or withheld in its sole discretion.  Any assignment or transfer without MetLife’s Approval, which may be given or withheld in its sole discretion, or any change in Borrower’s structure (if Borrower is a legal entity other than an individual), including but not limited to, a change in partners, or stockholders, or members, or trustees or beneficiaries, or their respective interests, without MetLife’s Approval, shall constitute a default and release MetLife from its obligations under this Application or the Commitment.  MetLife may, at its option, assign this Application to, or enter into co-lending arrangements with, its subsidiaries and/or affiliates.

14.           Governing Law.  The rights and obligations of the parties with respect to this Application, the Closing Conditions and any Commitment resulting from the acceptance by MetLife of the offer contained in this Application, shall be determined in accordance with the laws of the state of New York.  The rights and obligations of the parties with respect to the Loan Documents, the Indemnity Agreement and the Guaranty shall be determined in accordance with the laws of the state of New York or the state in which the Property is located as determined by MetLife in its sole discretion.

15.           Waiver of Defaults.  All waivers of any breach or default must be in writing to be effective.  No waiver shall be deemed or construed to be a waiver of any other breach or default.  The failure on the part of either party to complain of any act, or failure to act, or to declare the other party in default shall not constitute a waiver by such party of its rights under this Application or the Closing Conditions.

16.           Entire Agreement; Amendment.  This Application and the Closing Conditions contain the entire agreement and understanding of the parties with respect to the Loan.  All prior discussions, negotiations, commitments, and understandings related to the Loan are merged into this Application and the Closing Conditions.  Except for the exercise of unilateral rights which are granted to a party under this Application or the Closing Conditions, this Application cannot be changed, modified or amended except by an instrument in writing signed by the affected party.  Titles used in this Application and the Closing Conditions are for convenience only and neither limit nor amplify their provisions.

17.           Time is of the Essence.  Time is of the essence with respect to the performance of Borrower’s obligations contained in this Application and the Closing Conditions.

18.           Additional Application Provisions.  The attached Additional Application Provisions which are referred to in the Terms are incorporated into and made part of this Application.

19.           Closing Conditions.  If MetLife accepts this Application, its obligations shall be conditioned upon the fulfillment by Borrower of the terms of this Application as well as each of the Closing Conditions attached as Exhibit A.

20.           At Closing, all information contained in material submitted by Borrower shall be true and correct without material, adverse change and Borrower shall so certify.  Except as may be otherwise permitted by MetLife neither Borrower, nor any person or entity comprising Borrower which is a partner, member or shareholder of Borrower, nor any liable party, nor any tenant or combination of tenants renting 10% or more of the space in the Improvements, nor any guarantor of any lease of 10% or more of the space in the Improvements shall be involved as a debtor in a bankruptcy or reorganization proceeding.  Except as may be otherwise permitted by MetLife, no part of the Property shall have been damaged and not repaired to MetLife’s satisfaction nor taken in condemnation, or involved in a pending condemnation proceeding.

21.           Irrevocable Offer.  This Application constitutes an offer to borrow which shall be irrevocable by Borrower for a period of 30 days following the date this Application has been received by MetLife.  MetLife may accept this offer by signing in the space provided on the enclosed copy and mailing the signed copy to Borrower.  If MetLife accepts this offer to borrow, this Application shall constitute a Commitment that shall be binding upon Borrower and MetLife and enforceable by both parties.  If MetLife does not accept this offer within this 30 day period, this Application shall be void (except provisions that impose obligations on the Borrower even if this Application is not accepted) unless MetLife, having the sole option to do so, extends the period in which this Application is irrevocable and the Expiration Date for 10 days by written notice to Borrower.

Dated: 8-9-07	New Aventine, L.L.C.
a Delaware limited liability company

	By:	/s/ Ryan Bowie
	Its:	Vice President & Treasurer

MetLife hereby accepts this Application this 30th day of August, 2007.

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:	Jeffrey Finn
Its:	Director

ECOA Notice.  If this Application is not accepted by MetLife, Borrower has the right to a written statement of the specific reasons for the non-acceptance.  To obtain the statement, please contact the person whose name, address and telephone number is set forth below as Borrower’s Loan Representative, within 60 days from the date Borrower is notified of MetLife’s decision.  MetLife will send to Borrower a written statement of reasons for the denial within 30 days of receiving Borrower’s request for the statement.

Notice:  The Federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act.  The federal agency that administers compliance with this law concerning this creditor is the Federal Trade Commission - Equal Credit Opportunity - Washington, D.C. 20580.

USA Patriot Act Notice.  In accordance with the USA Patriot Act, notice is hereby given that MetLife intends to obtain, verify and record information related to Borrower’s identity in connection with the transaction contemplated by this Application.  In connection with the foregoing, Borrower hereby consents to MetLife seeking and obtaining information that will allow MetLife to verify Borrower’s identity including requesting identifying documents (such as in the case of an individual a driver’s license or other identifying documents), checking references with financial institutions and using commercially available information and databases to verify Borrower’s identity.

California Insurance Notice.  Borrower is advised of the provisions of California Civil Code Section 2955.5 (a), which provides that “No lender shall require a borrower as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.”

LOAN REPRESENTATIVE:

Mark Fritz
MetLife – Real Estate Investments
333 South Hope Street, Suite 3650
Los Angeles, CA 90071

Telephone:  213-576-1866
Facsimile:    213-627-4334
Main:           213-625-3700

ADDITIONAL APPLICATION PROVISIONS

MetLife’s commitment to make the Loan and Borrower’s obligations hereunder are each subject to the following Additional Application Provisions.  All terms used in these Additional Application Provisions have the same meaning as in the Application.

21.           One Time Transfer Right and other Permitted Transfers.

(a) The Mortgage shall provide that Borrower shall have a one time right to transfer the Property, subject to the following conditions:  (i) there being no Event of Default under the Loan Documents, the Indemnity Agreement or the Guaranty at the time of the transfer, (ii) MetLife’s Approval of the transferee, (iii) the transferee shall be able to make and shall make the ERISA representations set forth in the Loan Documents and in clauses (i) and (ii) of Provision 8 of this Application, (iv) the cash flow, in the opinion of MetLife, derived from the Property shall be no less than 2.00x times the annual payments required under the Loan, (v) the loan to value ratio of the Property at the time of the transfer shall not be greater than 55%, (vi) Borrower or the transferee shall pay a fee equal to one-half of one percent (0.50%) of the outstanding principal balance of the Note at the time of the assumption together with a processing fee in the amount of $10,000.00, (vii) the transferee shall expressly assume the Loan Documents and the Indemnity Agreement in a manner satisfactory to MetLife and additional Liable Parties acceptable to MetLife shall execute the Guaranty with respect to events arising or occurring from and after the date of the transfer, which additional Liable Parties must have (in the aggregate if more than one) a net worth of not less than $100 million, (viii) the transferee must have a net worth not less than $50 million, (ix) the transferee must be experienced in the ownership, management and leasing of properties similar to the Property, (x) Borrower or transferee shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees and (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by the transferee will not result in an adverse change in the rating of the Securities by the Rating Agency.  No transfer shall release Borrower or Liable Party from their obligations under the Loan Documents, the Indemnity Agreement or the Guaranty with respect to events arising or occurring prior to the date of transfer.  MetLife, in its reasonable discretion, may elect to document the assumption of the Loan with a new Promissory Note, Mortgage and such other transaction documents (“New Loan Documents”) as it reasonably deems necessary or desirable to be executed by such transferee, which New Loan Documents shall contain terms substantially identical to the terms of the existing Loan Documents, except as modified to reflect the transaction.

For the purposes of complying with sub sections (ii) and (ix) of Provision 21 above only, MetLife hereby Approves a transfer of the Property under this Provision 21(a) to a single purpose entity wholly owned by a Permitted Transferee (defined below) or by an entity listed on Exhibit B attached hereto (“Pre-Approved Transferee”),  provided that such transferee is not a Disqualified Transferee and complies with the representations, warranties and covenants contained in Provision 31 hereof (as if such transferee shall have remade all of such representations, warranties and covenants as of, and after giving effect to, the proposed transaction).

(b)           In addition to the transfer permitted pursuant to Provision 21(a), the holders of any direct or indirect interest in Borrower shall have right to transfer (but not pledge, hypothecate or encumber) its direct or indirect equity interest in Borrower to a Permitted Transferee without the consent of MetLife if the following conditions (A) through (D) are satisfied after giving effect to such transfer.

(A)           the Property will continue to be directly owned by Borrower;

(B)           Liable Party or a Close Affiliate of Liable Party owns directly or indirectly at least fifty one percent (51%) of the equity interests in each of the Borrower and/or Operating Lessee and the Person that is the proposed transferee is not a Disqualified Transferee;

(C)           after giving effect to any such transfer, at all times, (i) SHC Aventine II, L.L.C. remains as the Liable Party, and (ii) the Liable Party or a Close Affiliate of Liable Party Controls Borrower and/or Operating Lessee.  In the event that Control shall be exercisable jointly by Liable Party or a Close Affiliate of Liable Party with any other Person or Persons, then Liable Party or such Close Affiliate shall be deemed to have Control only if Liable Party or such Close Affiliate retains the ultimate right as between the Liable Party or such Close Affiliate and such other Person to unilaterally make all material decisions with respect to the operation, management, financing and disposition of the Property; and

(D)           Borrower shall pay all costs and expenses incurred by MetLife in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

(c)           Intentionally omitted.

(d)           Unless otherwise specifically referenced, the following terms shall have the following meanings for purposes of this Provision 21 only:

"Affiliate" shall mean a Person or Persons directly or indirectly, through one or more intermediaries, that Controls, is Controlled by or is under common Control with the Person or Persons in question.

“Control” and “Controlling” shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a managing member, general partner, officer or director of the person or entity in question), to both (A) direct or cause the direction of the management and policies of the Person in question, and (B) conduct the day-to-day business operations of the Person in question.

"Close Affiliate" shall mean with respect to any Person (the "First Person") any other Person (each, a "Second Person") which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, Beneficial and/or equitable interest in both the First Person and the Second Person.

"Disqualified Transferee" shall mean any Person or any Affiliate of such Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with MetLife or any Affiliate of MetLife; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by the MetLife in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due;  (viii) has been found by a court of competent jurisdiction or other Governmental Authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder; or (ix) has at any time filed or been a party to a claim, petition or cause of action (collectively, “Claim”) in any municipal, state or federal court or other administrative or regulatory agency that names MetLife and/or its affiliates or subsidiaries as defendant or the subject of such Claim.  In addition, notwithstanding the definitions ascribed herein to the terms Acceptable Manager, Permitted Transferee and Pre-Approved Transferee, the term “Disqualified Transferee” shall also include any Acceptable Manager, Permitted Transferee and Pre-Approved Transferee, as applicable, whose financial condition as of the date of the subject transfer or the effective date of the subject agreement providing for the management and operation of the Hyatt Regency La Jolla at Aventine, has materially, adversely changed from the financial condition of such party as of the Closing Date, in each case as determined by MetLife in its sole discretion.

“Permitted Interest Transfers” shall mean any transfer permitted pursuant to Provision 21(b) herein.

“Permitted Transferee” shall mean any entity (i) that is experienced in owning and operating properties similar in size and complexity to the Property, (ii) (a) with a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) who, immediately prior to such transfer, Controls, together with its Close Affiliates real estate equity assets of at least $1 Billion, (iii) which, together with its Close Affiliates own or have under management, at the time of the transfer, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate and (iv) that is not a Disqualified Transferee.

“Qualified Institutional Lender” shall mean any insurance company, bank, investment bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund or other investment company, government entity or plan,, or real estate investment trust, in each case having at least $1 Billion in capital/statutory surplus, shareholder’s equity or net worth, as applicable, and being experienced in making commercial real estate loans or otherwise investing in commercial real estate.

22.           Waiver of Insurance Premiums Deposits.  Although the Mortgage will provide for insurance premium deposits, if (i) the insurance required to be maintained pursuant to the Mortgage is provided under a blanket policy approved by MetLife, or (ii) Borrower, Operating Lessee or Manager pay, reserve or set aside funds on a monthly basis in amounts sufficient to provide for the payment of all insurance premiums when due (and such funds need not be segregated or deposited into a specific fund or account), MetLife agrees not to require these deposits unless and until (a) there has occurred an Event of Default under the Loan Documents, the Guaranty or the Indemnity Agreement, (b) Borrower, or a Permitted Transferee or a Pre-Approved Transferee no longer owns the Property; (c) except for Permitted Interest Transfers (defined in Provision 21), there has been a change in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower; or (d) at any time Borrower fails to furnish to MetLife, not later than fifteen (15) days after the dates on which any insurance premiums would become delinquent, receipts for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy.  In the event any of these events described in clauses (a) through (d) occur, MetLife reserves the right to require insurance premiums deposits at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife.  To the extent that MetLife does not require insurance premiums deposits pursuant to this waiver, Provision 4(f) of this Application shall be deemed modified to provide that the Loan will be recourse to the extent that any obligations for which an insurance premiums deposit was not required was not paid by Borrower.

23.           Waiver of Impositions Deposits.  Although the Mortgage will provide for Impositions deposits, so long as Borrower, Operating Lessee or Manager pay, reserve or set aside funds on a monthly basis in amounts sufficient to provide for the payment of all Impositions as and when due (which funds need not be segregated or deposited into a specific fund or account), MetLife agrees not to require these deposits unless and until (a) there has occurred an Event of Default under the Loan Documents, the Guaranty or the Indemnity Agreement, (b) Borrower, or a Permitted Transferee, or a Pre-Approved Transferee no longer owns the Property; or (c) except for Permitted Interest Transfers (defined in Provision 21), there has been a change in the general partners, stockholders or members of Borrower or in the constituent general partners or controlling shareholders or controlling members of any of the entities comprising Borrower.  In the event any of these events described in clauses (a) through (c) occur, MetLife reserves the right to require Impositions deposits at any time in its absolute discretion notwithstanding the fact that the default may be cured, or that the transfer or change be approved by MetLife.  To the extent that MetLife does not require Impositions deposits pursuant to this waiver, Provision 4(f) of this Application shall be deemed modified to provide that the Loan will be recourse to the extent that any obligations for which an Impositions deposit was not required was not paid by Borrower.

24.           [Reserved.]

25.           Licenses and Permits.  All authorizations, licenses and permits, including without limitation, operating permits, liquor licenses and all other authorizations or permits necessary or appropriate for the Improvements to be fully operated as a first-class hotel shall have been validly obtained, paid for and be in full force and effect.  These authorizations, licenses and permits shall, to the extent permitted by law, be assigned to MetLife as additional security for the Loan.

26.           Café Japengo Lease Requirements.  The lease dated __________ by and between Borrower, as tenant, and _______, as landlord (“Restaurant Landlord”) (“Café Japengo Lease”), shall be approved by MetLife in its sole and absolute discretion, shall be in full force and effect without any defaults by Borrower or Restaurant Landlord, and Restaurant Landlord shall provide an estoppel certificate to MetLife in form, scope and substance approved by MetLife.

27.           Management Agreement.

(a)           The Management Agreement (as defined below) shall be in full force and effect and Manager (as defined below) shall have no defenses or claims against Borrower with respect thereto, and MetLife shall be furnished with evidence satisfactory to MetLife, including but not limited to an estoppel certificate from Manager, that the foregoing are true as of the Closing.  The Management Agreement shall be subordinated to the lien of the Mortgage pursuant to a subordination and nondisturbance agreement (“Subordination of Management Agreement”) which is to be insured under MetLife’s title policy, and further shall be assigned to MetLife as additional security for the Loan.  The Subordination of Management Agreement and the assignment agreement shall be in recordable form and subject to MetLife’s Approval.

The term “Management Agreement” shall mean the agreement dated as of September 20, 1985, as amended by amendments dated July 25, 1986, July 24, 1987, August 31, 1988, May 10, 1999 and June 30, 1999 between New DTRS La Jolla, L.L.C. and Hyatt Corporation (the “Manager”), which Management Agreement shall be subject to MetLife’s Approval.  Any new or subsequent agreements providing for the management and operation of the Hyatt Regency La Jolla at Aventine, shall also be subject to MetLife’s Approval.

(b)           Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, the Borrower and Operating Lessee may not amend, modify, supplement, alter or waive any right under the Management Agreement without the written consent of MetLife, provided however, without any requirement for consent, Borrower and Operating Lessee may agree to any nonmaterial modification, change, supplement, alteration or amendment to the Management Agreement and waiver of any nonmaterial rights thereunder, including without limitation, any such modification, change, supplement, alteration, amendment or waiver that does not affect the cash management procedures set forth in the Management Agreement or the Loan Documents, decrease the cash flow of the Property, adversely affect the marketability of the Property, change the definitions of "default" or "event of default," change the definitions of "operating expense" or words of similar meaning to add additional items to or delete items from such definitions, change the definitions of "owner's distribution" or "owner's equity" or words of similar meaning so as to reduce the payments due the Borrower thereunder, change the definition of "debt service amount" or “owner indebtedness” or “net cash flow” or “net operating cash flow”, or words of similar meaning, change the timing of remittances to the Borrower or Operating Lessee thereunder, change the priority of distributions of “net cash flow”(or words of similar meaning) to Borrower or Operating Lessee thereunder, increase or decrease reserve requirements, change the term of the Management Agreement or increase any Management Fees payable under such Management Agreement.

(c)           Borrower or Operating Lessee may enter into a new management agreement approved by MetLife with an Acceptable Manager provided such Acceptable Manager is not a Disqualified Transferee (as defined in Provision 21(d)).

(d)           For purposes of this Provision 27, the following terms shall have the following meanings:

"Acceptable Manager" shall mean (i) the current Manager and current brand as of the Closing Date and, at any time prior to two years after the Closing Date, the property managers and brands listed under "Acceptable Manager" for the Property on Exhibit C hereto, provided (x) each such property manager or brand continues to be controlled by substantially the same Persons Controlling (as defined in Provision 21 above) such property manager or brand as of the Closing Date (or if such Manager is a publicly traded company, such Manager continues to be publicly traded on an established securities market), and (y) such property manager has under management, at the time of its engagement as Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate; (ii) during such two year period, any Close Affiliate (as defined in Provision 21 above) of any of the foregoing Persons so long as such Close Affiliate continues to be Controlled by substantially the same Persons Controlling such Close Affiliate as of the closing date (or if such close affiliate is a publicly traded company, such Close Affiliate continues to be publicly traded on an established securities market)); or (iii) any other reputable and experienced professional hotel management company (A) which, or a Close Affiliate of which, shall have at least five years' experience in the management of hotel properties substantially similar in size and complexity to the Property, (B) which, or a Close Affiliate of which, shall have under management, at the time of its engagement as Manager, not fewer than 20 first class full service resort or business hotel properties (excluding the Property) containing not fewer than 5,000 hotel rooms in the aggregate, and (C) Approved in writing by MetLife.

28.           Accounts Receivable.  The Accounts Receivable (as defined below) and all other property required to be presently collaterally assigned to MetLife as additional security for the Loan shall be assigned to MetLife as collateral security for the Loan subject to the rights of the Manager under the Management Agreement as such rights are affected pursuant to the terms of the Subordination of Management Agreement.  The term “Accounts Receivable” shall mean any right of Borrower, arising from the operation of the Property, to payment for goods sold or leased, for services rendered, or for the rental or use of the Property, whether or not yet earned by performance, including, without limiting the generality of the foregoing, (i) all accounts arising from the operation of the Property, and (ii) all rights to payment from any consumer credit or charge card organization or entity (such as or similar to the organizations or entities which sponsor and administer the American Express Card, the Visa Card, the Carte Blanche Card and the Master Card).  Accounts Receivable shall include all of the foregoing rights to payment, whether now existing or hereafter created, and all substitutions therefor, proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible) received upon the sale, exchange, transfer, collection or other disposition thereof or substitution therefor, and all of the proceeds from all of the foregoing.

29.           Furniture, Fixtures and Equipment.  MetLife shall require a first lien security interest on all furniture, fixtures and equipment located on or used in connection with the Real Property or its occupancy or operation, including but not limited to restaurant equipment.  Borrower shall execute and deliver to MetLife a security agreement with a complete inventory of the furniture, fixtures and equipment located on or used in connection with the Real Property.  Proof satisfactory to MetLife shall be furnished that all furniture, fixtures and equipment have been paid for in full.  If any equipment is leased and MetLife consents to such leasing, MetLife shall have the right to approve the terms of any leases and to receive an assignment of the tenant’s interest in any leased equipment.  If applicable, MetLife shall also receive from the lessor (provided lessor is an entity unaffiliated with MetLife and its affiliates) of such equipment (i) an estoppel certificate reflecting the lease agreement and the defaults, if any, of Borrower under the lease agreement, and (ii) an agreement providing that if MetLife shall ever become the owner of the Real Property, such lessor’s lease, at MetLife’s option, may be assumed by MetLife at the same rental charges, and under the same terms and conditions as are presently contained in such lease.  Any lease referred to in the preceding sentence shall be subject to MetLife’s Approval.

30.           Security for Loan.  For purposes of Provision 4(f) of the Application, the licenses and permits, the Management Agreement, the Accounts Receivable, and the Furniture, Fixtures and Equipment shall be deemed to be part of the Property.

31.           Single Purpose Entity.  Borrower and Operating Lessee shall be a single purpose entity and the Loan Documents and its organizational documents shall provide that Borrower shall not:  (i) engage in business other than owning and operating the Property; (ii) acquire or own a material asset other than the Property and incidental personal property; (iii) maintain assets in a way difficult to segregate and identify or commingle its assets with the assets of any other person or entity; (iv) fail to hold itself out to the public as a legal entity separate from any other; (v) fail to conduct business solely in its name or fail to maintain records, accounts or bank accounts separate from any other person or entity; (vi) file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for benefit of creditors without the unanimous consent of its partners or members, as applicable; (vii) incur additional indebtedness not otherwise permitted by this Loan Application except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness is paid within 90 days of when incurred; (viii) dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or (ix) modify, amend or revise its organizational documents.

32.           Interest Rate Protection.  If at any time during the term of the Loan, including during any extended Loan term(s) pursuant to the exercise of any extension options, as applicable, the net operating income of the Property, as determined by MetLife in its sole discretion, is less than 1.40 times the monthly amount of interest payments due under the Loan, Borrower shall enter into an Interest Rate Cap Agreement which shall protect against an increase in interest rates which would cause the Annual Interest Rate to exceed a rate to be determined by MetLife in its sole discretion.  The Interest Rate Cap Agreement (i) shall be in form acceptable to MetLife, (ii) shall be with a counterparty acceptable to MetLife and which counterparty shall have a credit rating of “A2” or better by Moody’s Investors Service, Inc., and “A” or better by Standard and Poor’s Rating Group, (iii) shall direct such acceptable counterparty to deposit any and all payments due under the Interest Rate Cap Agreement directly into an account designated by MetLife so long as any portion of the Loan remains outstanding, provided however, for purposes of this requirement, the Loan shall be deemed to be remaining outstanding if the Property is transferred to MetLife (or its nominee or designee) by judicial foreclosure or non-judicial foreclosure or by deed-in-lieu thereof, (iv) shall have an initial term of one year, and thereafter (A) if the net operating income of the Property, as determined by MetLife in its sole discretion at any time and from time to time, continues to be less than 1.40 times the monthly amount of interest payments due under the Loan (the “NOI Threshold”), then the Interest Rate Cap Agreement shall be extended for successive one year terms for as long as the net operating income of the Property does not meet the NOI Threshold, and (B) if the net operating income of the Property as determined by MetLife in its sole discretion at any time meets or exceeds the NOI Threshold such that an Interest Rate Cap Agreement is not then required, but at any subsequent time (and from time to time), the net operating income of the Property, as determined by MetLife in its sole discretion, fails to meet the NOI Threshold, Borrower shall enter into a new Interest Rate Cap Agreement that satisfies all of the terms and conditions of this Provision 32, including without limitation, that it have an initial term of one year and successive one year terms, if and as required under the terms of this Provision 32(iv), and     (v) shall have an initial notional amount equal to the full principal balance of the Loan.  Borrower shall collaterally assign to MetLife all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to MetLife an executed counterpart of such Interest Rate Cap Agreement which shall by its terms authorize the assignment to MetLife and require that payments be deposited directly into the account as shall be designated by MetLife.  Borrower shall comply with all of its obligations under the Interest Rate Cap Agreement.  All amounts paid by the counterparty under the Interest Rate Cap Agreement to Borrower or MetLife shall be deposited immediately into such account as shall be designated by MetLife.  The Interest Rate Cap Agreement and the aforesaid account designated by MetLife shall be deemed to be part of the “Property” for purposes of Provision 4(f) of the Application. Borrower shall take all actions reasonably required by MetLife to enforce MetLife’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.  In the event of a downgrade, withdrawal or qualification of the rating of the counterparty by Moody’s Investors Service, Inc., or by Standard & Poor’s Ratings Group, at MetLife’s option, Borrower shall replace the Interest Rate Cap Agreement with a replacement Interest Rate Cap Agreement with a counterparty acceptable to MetLife not later than ten (10) business days following receipt of notice from MetLife of such downgrade, withdrawal or qualification.  In the event that Borrower fails to purchase, deliver and/or maintain the Interest Rate Cap Agreement or any replacement thereof as required hereby, MetLife may (in addition to exercising any of its other rights and remedies) purchase such Interest Rate Cap Agreement or any replacement thereof and the costs incurred by MetLife in purchasing and maintaining the same shall be paid by Borrower with interest thereon at the default rate from the date such cost was incurred by MetLife until such cost is paid by Borrower to MetLife.  In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to MetLife prior to or concurrent with its delivery of the executed counterpart of the Interest Rate Cap Agreement [and at or prior to any extension of the Loan pursuant to any extension option, as applicable] an opinion of counsel for the counterparty (upon which MetLife and its successors and assigns may rely) in form, scope and substance acceptable to MetLife regarding the authorization of the counterparty, the legality, validity, and binding effect of the Interest Rate Cap Agreement, and such other matters as MetLife shall reasonably require.  The obligation to purchase and maintain the Interest Rate Cap Agreement and any replacement thereof shall be fully recourse to Borrower and the Liable Party.

33.           Loan Amount.  The maximum proposed Loan Amount of $97,500,000 is based upon a proposed Appraised Value (as hereinafter defined) of the Real Property of $150 million, with a loan to value ratio of a 65% of Appraised Value.  The actual Loan Amount shall be determined in relation to the Appraised Value.  The “Appraised Value,” shall be the appraised value of the Real Property pursuant to the Appraisal, as defined in the Closing Conditions in Section 5 of General Requirements.  In the event the Appraised Value is less than $150 million, MetLife has the right to reduce the loan amount such that the maximum loan amount does not exceed 65% of the Appraised Value.

34.           Permitted Debt.  Borrower and Operating Lessee shall be allowed to incur the following indebtedness and obligations, which other than the Loan under the following clause (i) shall not be secured by the Property:  (i) the Loan and any related obligations to MetLife, (ii) unsecured amounts payable for or in respect of the operation of the Property incurred in the ordinary course of Borrower’s business (“Trade Payables”), paid by Borrower within sixty (60) days of incurrence, provided that in no event shall the aggregate amount of such Trade Payables incurred by Borrower exceed three percent (3%) of the aggregate Loan Amount, (iii) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business and operation of the Property, but in no event shall the annual scheduled debt service on such indebtedness or obligations exceed the aggregate amount of $500,000, (iv) any management fees accrued in accordance with the terms of the Management Agreement but which are not yet due and payable, (v) Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with the terms and conditions of Section ____ of the Mortgage, and (vi) indebtedness relating to liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section ____ of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions].   In addition, Borrower shall be allowed to enter into guarantees or provide similar assurances or undertakings in favor of the Manager with respect to the obligations of the Operating Lessee under the Management Agreement provided that such obligations shall not be secured by any mortgage or other lien on the Property except as may be permitted in this Loan Application.

35.           Permitted Liens.  Borrower and Operating Lessee shall be allowed to create, suffer to exist or otherwise permit  the following encumbrances or other liens with respect to the Property subject to the terms of the Loan Documents as to priority thereof:  (i) the liens and security interests created by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the County and contained in Schedule B-1 of the title insurance policy or policies which have been approved by MetLife (“Permitted Exceptions") (iii) liens, if any, for Impositions not yet due and payable or delinquent or which are being diligently contested in good faith in accordance with the terms and conditions of Section 2.04 of the Mortgage, (iv) liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlord’s, mechanic’s, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business, and liens for workers’ compensation, unemployment insurance and similar programs, in each case arising in the ordinary course of business which are either not yet due and payable or being diligently contested in good faith in accordance with Section ____ of the Mortgage [the terms and conditions of the Mortgage applicable to good faith contest of Impositions], (v) Leases and the Management Agreement, (vi) easements, rights of way, or restrictions incurred or entered into by Borrower in the ordinary course of business, which in each case could not be reasonably expected to have a material adverse effect, do not diminish in any material respect the value of the Property or affect in any material respect the validity, enforceability or priority of the liens created by the Transaction Documents, (vii) liens securing indebtedness permitted under clause (iii) of the definition of Permitted Debt in Provision 34, so long as such lien is only in respect of the specific property relating to such obligation and, notwithstanding the introductory clause in this Paragraph 35 to the contrary, is not secured by the Property, (viii) deposits securing or in lieu of surety, appeal or custom bonds in processing to which Borrower is a party, (ix) any judgment lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within thirty (30) days after entry thereof or within thirty (30) days after the expiration of any stay, as applicable in either case provided there is no imminent risk of forfeiture during such thirty (30) day period, and (x) such other title and survey exceptions as MetLife has approved or may approve in writing.

EXHIBIT A

CLOSING CONDITIONS

Following is a summary list of MetLife’s due diligence conditions.  Each of the items below shall be delivered by Borrower within the time frame set forth below and is subject to MetLife’s Approval.

GENERAL REQUIREMENTS
1.)	Certified financial statements– for Borrower and for any Liable Party (within 3 days after Delivery Date).

2.)	Certified current operating expense statement and budget for Property (within 3 days after Delivery Date).

3.)	Leases– each Lease affecting the Improvements including all amendments (within 3 days after Delivery Date).

4.)	Certified Rent Roll– listing all tenants (within 3 days after Delivery Date).

5.)
MAI appraisal– from an appraiser retained by MetLife or if agreed to by MetLife retained by Borrower and Approved by MetLife.  If the appraiser is retained by Borrower then the appraisal and a letter Approved by MetLife permitting MetLife to rely on the appraisal shall be provide to MetLife (within 7 days after the Delivery Date).

6.)	Tenant estoppel certificates– from The Sporting Club (within 3 days after MetLife’s acceptance of this Application).

7.)	Landlord estoppel certificates– estoppel from the Landlord under the Café Japengo Lease

8.)
Evidence regarding Leasing Commissions– evidence that all agreements to pay leasing commissions, brokers fees or management fees are subordinate to the Mortgage and shall not be enforced against MetLife (within 3 days after MetLife’s acceptance of this Application).

9.)	Subordination, non-disturbance and attornment agreements– as required by the Application or as requested by MetLife (within 2 days of Closing).

ARCHITECTURAL REQUIREMENTS
1.)
Plans and Specifications, Architectural Reports and Flood Zone Information. Within 5 days after delivery of the Application, (i) 2 copies of detailed plans and specifications or a PDF electronic version and 1 paper copy, (ii) any existing reports or studies such as environmental, architectural, geotechnical, structural, mechanical, electrical, plumbing, vertical transportation, curtain wall and construction and (iii) evidence showing that no part of the Improvements or parking areas is located within a flood zone.

2.)
Property Condition Assessment (“PCA”).  MetLife and its representatives, including an engineering or architectural firm designated by MetLife, shall have the right, at Borrower’s expense to perform a PCA or other inspections of the Improvements deemed necessary by MetLife.  MetLife shall not be obligated to disburse the Loan unless all matters disclosed by or reflected in the inspections conducted by MetLife have been Approved by MetLife.  In the event that MetLife and Borrower agree that Borrower shall provide the PCA, then 3 copies of the PCA and a letter Approved by MetLife permitting MetLife to rely on the PCA shall be provided to MetLife within 5 days after delivery of the Application.

3.)
Probable Maximum Loss Study (“PML”).  The PML Study is a required component of the PCA for properties located within high risk seismic zones defined by the Uniform Building Code to be Zones 3 and 4.  This study must be conducted by a consultant Approved by MetLife and must be satisfactory to MetLife in its sole discretion.

4.)
Environmental Site Assessment (“ESA”).  The Real Property shall not have been used for the disposal or storage of hazardous wastes or toxic materials or otherwise subjected to hazardous wastes or toxic materials.  MetLife, at Borrower’s sole cost and expense, shall have an engineer or environmental consultant Approved by MetLife perform an ESA and, if deemed necessary by MetLife additional investigations and reports, including, without limitation, a Phase II site investigation and environmental audit of the Real Property and the immediate surrounding area in accordance with MetLife’s guidelines.  Borrower shall comply fully with all of the requirements and recommendations set forth in the reports and if appropriate, revised reports will be obtained and forwarded to MetLife.  In the event that MetLife and Borrower agree that Borrower shall provide the ESA then 3 copies of the ESA and a letter Approved by MetLife permitting MetLife to rely on the ESA shall be provided to MetLife within 3 days after delivery of the Application.

5.)
Streets and Utilities.  Evidence that (i) all streets adjoining the Land have been completed, dedicated and accepted for maintenance and public use by the appropriate governmental authorities, (ii) there is access from the streets adjoining the Land to the Real Property sufficient to support the operation of the Property for its intended use, and (iii) all utilities for the Improvements enter the Land from public streets or through valid easements Approved by MetLife.

6.)
Survey and Surveyor’s Certificate.  Within 3 days after delivery of the Application by MetLife, Borrower shall provide for MetLife’s Approval a survey and licensed surveyor’s certificate dated after completion of the Improvements and not more than 90 days prior to the Expiration Date.  The survey shall be made in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys including Items from Table A thereof as required by MetLife.  In addition, the survey shall show any material property specific physical matters reasonably required by MetLife.

LEGAL REQUIREMENTS
1.)
Title and Title Insurance.  Borrower shall furnish a title commitment and copies of all recorded documents affecting title within 5 days after acceptance of the Application.  The Mortgage shall be a first lien on the unencumbered, marketable, fee simple absolute title to the Real Property free of any (a) mechanics’ or materialmen’s liens which are or may become prior to the Mortgage, or (b) special assessments for work completed or under construction on the Closing date.  All title exceptions and endorsements shall be subject to MetLife’s Approval.  Reciprocal easement agreements, operating covenants and all other agreements affecting the use and occupancy of the Real Property in common with others shall be subject to MetLife’s Approval.  Easements which benefit the Property shall not be affected by a tax foreclosure sale of the property through which the easements run.

The pro-forma title insurance policy shall be delivered to MetLife no later than 3 days after the acceptance of the Application insuring MetLife as the holder of the Mortgage.  The title policy or policies, including endorsements required by MetLife, shall be issued by a company or companies Approved by MetLife and in a form Approved by MetLife, with reinsurance as may be required by MetLife and shall be delivered at Closing.  In addition, co-insurance shall be provided for loans of more than $50,000,000.

2.)
Personal Property.  Borrower shall furnish MetLife with preliminary UCC searches on the Borrower and all principals of the Borrower within 3 days after acceptance of the Application.  A first priority security interest in the Personal Property shall be created by the Mortgage or such other UCC instrument as MetLife shall reasonably require and be properly perfected under applicable state law.

3.)
Organizational Documents and Authorizations.  Within 3 days after acceptance of the Application, Borrower shall submit organizational documents, incumbency certificates and borrowing authorizations for itself and all Liable Party.

4.)
Opinions.  MetLife shall be represented by counsel selected by it.  At the Closing, Borrower’s counsel and, if requested by MetLife, MetLife’s counsel, shall deliver to MetLife an opinion addressed to MetLife, which shall be subject to MetLife’s Approval, concerning the legality, validity, enforceability and binding effect of all documents required in connection with the Loan.  A draft opinion letter shall be delivered to MetLife no later than 3 days prior to Closing.

5.)
Compliance with Governmental and Other Requirements.  Within 3 days after acceptance of the Application, Borrower shall furnish for MetLife’s Approval evidence establishing that (1) the Real Property, the Improvements and their use comply with all (a) applicable zoning, subdivision, environmental, fire safety, building and other governmental laws, ordinances, codes, regulations and orders, and (b) all applicable state and federal laws with respect to design and construction, including but not limited to the Fair Housing Act of 1968 (as amended), the Americans with Disabilities Act of 1990, and (c) all covenants, conditions or restrictions affecting the Real Property and (2) the Property is a separate subdivided lot with a separate tax assessment and billing and (3) the zoning and/or subdivision approval is based solely on the Real Property and on no other real property.  This evidence may include, without limitation, (i) a certificate of Borrower, (ii) a certificate or certificates of occupancy, (iii) title insurance endorsements, (iv) letters from governmental agencies, and (v) to the extent there is no evidence of compliance Approved by MetLife, an opinion of Borrower’s counsel.

Borrower shall also provide such evidence and such information as may be requested by MetLife so as to ensure compliance with the USA Patriot Act.

EXHIBIT B

PRE-APPROVED TRANSFEREES

KSL Capital Partners
Kohlberg Kravis Roberts & Co.
Hilton Hotels Corporation
FelCor Lodging Trust
Rosewood Hotels & Resorts
Whitehall Street Real Estate Limited Partnership Funds
Host Hotels & Resorts
Fairmont Hotels & Resorts
Four Seasons Hotel
The Blackstone Group
LaSalle Hotel Properties
Sunstone Hotel Investors
Government of Singapore Investment Corporation
Morgan Stanley Real Estate Fund (MSREF)
Walton Street Real Estate Fund
The Carlyle Group Real Estate Fund
Lehman Brothers Real Estate Fund
Orient Express
Boca Resorts
Destination Resorts
Westbrook Real Estate Fund
Lowe Hospitality

EXHIBIT C

ACCEPTABLE MANAGERS (Approved Brands)

Loews Hotels (Loews)
Hilton Hotels Corporation (Hilton)
Fairmont Hotels & Resorts (Fairmont, Raffles, Swiss Hotel)
Marriott International, Inc.(Marriott, JW Marriott, Ritz-Carlton, Renaissance)
Starwood (Westin, St. Regis, W Hotel)
Hyatt (Grand Hyatt, Hyatt Regency, Park Hyatt)
Intercontinental Hotel Group (InterContinental)
KSL Resorts
Four Seasons
Orient Express
Mandarin
Peninsula
Shangri-La

EXHIBIT D

INSURANCE REQUIREMENTS

Coverages (including coverage for acts of terrorism), forms, amounts, issuers, deductibles and exclusions subject to MetLife’s Approval.  As evidence of insurance, MetLife will accept insurance policies and may accept certificates evidencing such insurance policies; however MetLife will not accept certificates which do not confer rights on MetLife as certificate holder which are satisfactory to MetLife, in its sole discretion.  Additionally, in the event MetLife accepts an insurance binder as evidence of insurance, an insurance policy or certificate, satisfactory to MetLife must be submitted to MetLife at least 10 days prior to the expiration date of the binder. MetLife’s insurance requirements are summarized below.

1.	Insurance must be provided on all insurable perils. (all Risk or Special form with Replacement cost, Agreed Amount, No Coinsurance wording)
2.	MetLife must be included as a named Mortgagee and Loss Payee on all Property policies and a named Additional Insured on all Liability policies regardless of the terms or requirements of the Loan.
3.	Cut-through endorsements are not allowed.

Property Program:
All Risk	Full Replacement Cost
All Risk Deductible	$250,000
Loss of Rents/Business Income	18 Months
Extended Period of Indemnity (“EPI”)	12 months
Boiler & Machinery	$50,000,000
Ordinance and Law	$50,000,000

Sub Limits (as applicable):
Windstorm	Full Replacement Cost plus loss of rents and EPI as above
Earthquake	Required for UBC Zones 3 and 4 in an amount equal to the Full Replacement Cost plus loss of rents and EPI times the PML percentage (as defined in Exhibit A)
Flood	Replacement Cost or FEMA maximum
Environmental	Subject to Environmental Site Assessment

Liability Program:
General Liability	$50,000,000 total coverage
Auto Liability	$1,000,000 owned/hired/non-owned

Workers Compensation:	Statutory
Employer’s Liability:	$1,000,000 per accident/per disease/per employee and in the aggregate

Terrorism:
Limit	Full Replacement Cost plus loss of rents and EPI as above
Deductible	$250,000

Fidelity:	If Coop or Condo association - $500,000

Other:	Other insurance as may be reasonably required by MetLife against other insurable hazards

Carrier Rating:	An AM Best Rating of A- VIII or better, exceptions subject to approval not to be unreasonably withheld (delete BBB rating requirement and delete sentence 12B concerning rating on Securities)

Mortgagee Designation:	Metropolitan Life Insurance Company,
its affiliates and/or successors and assigns
10 Park Avenue
Morristown, New Jersey 07962
Attention: Insurance Manager